Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, March 26, 2010	Rich Sheffer (952) 887-3753

DONALDSON COMPANY AUTHORIZES SHARE REPURCHASE PROGRAM

MINNEAPOLIS, MN (Mar. 26, 2010) – Donaldson Company, Inc. (NYSE: DCI), announced today that the Company’s Board of Directors authorized the repurchase of up to 8.0 million common shares.  The new repurchase authorization replaces the existing authority that was approved in March 2006.  Previously, Donaldson repurchased 7.7 million shares out of the 8.0 million shares in the March 2006 authorization.  The new 8.0 million share authorization is effective until otherwise terminated by the Board.  Shares may be repurchased through a variety of methods including open market share repurchases, privately negotiated share repurchases, accelerated share repurchase programs, equity options, or other similar facilities.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment.  We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence.  Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI.  Additional information is available at www.donaldson.com.

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